Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Jeff Bergau jeff.bergau@arcadiabio.com +1-312-217-0419

ARCADIA BIOSCIENCES ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2017

FINANCIAL RESULTS AND BUSINESS HIGHLIGHTS

-- Revenues Up, Losses Down, Commercialization Plans Underway for

Consumer-Driven Health and Nutrition Ingredient Traits --

DAVIS, Calif. (March 20, 2018) – Arcadia Biosciences, Inc. (Nasdaq: RKDA), a consumer-driven, agricultural food ingredient company, today released its financial and business results for the fourth quarter and full year of 2017.

“2017 was a pivotal year for Arcadia as we sharpened our focus on the commercialization of our non-GM quality and nutrition ingredient traits for the $200B global wheat flour market and demonstrated steady advancement towards the commercialization of our high-value agricultural productivity traits in Argentina and Asia,” said Raj Ketkar, president and CEO. “We achieved notable reductions in our operating loss for the fourth quarter and full year, driven primarily by continued cost containment and the cost efficiencies brought about through focus on a select group of products.”

“With the organization in place and commercial launch plans underway in 2018, yesterday we secured $10 million in private equity financing that meaningfully fortifies our cash resources and allows us to effectively execute our health and nutrition growth strategy,” Ketkar said. “This additional financing will accelerate our commercialization activities and demonstrates our commitment to maximizing value for food companies, consumers, growers and our shareholders.”

2017 Operating and Financial Highlights

•

Non-GM Wheat Trait Portfolio. Arcadia advanced its non-GM wheat trait portfolio significantly in 2017 by developing new lines of high fiber Resistant Starch wheat with industry-leading levels of amylose, and identified the phenotype for Reduced Gluten wheat. The company in-licensed CRISPR-Cas9 gene editing technology and began integrating the technology to accelerate current development programs.

•	Strategy. Arcadia validated its strategy to capture value further down the food value chain and built the foundation of a sales and marketing team focused on high-value branded ingredients.

•

GoodWheat™ Brand. As a result of the company’s strategy validation to give consumer packaged goods companies an opportunity to differentiate their brands, Arcadia developed a unique, consumer-facing ingredient brand, GoodWheat™.

•

HB4 Drought Tolerant Soybeans. Arcadia and its Verdeca joint venture partner, Bioceres, advanced HB4 drought tolerant soybeans with the FDA’s regulatory approval of the trait for human food and animal feed. Positive results are anticipated for the 2017 efficacy field trials in South America. Additionally, Arcadia and its partner Mahyco are working to restructure the licenses for our abiotic stress traits for accelerated deregulation.

•

Financial performance. Overall revenues were up for the year and operating expenses were down, resulting in a significant reduction in loss. Operating expenses were down by more than 25 percent from the prior year’s fourth quarter and by more than 15 percent from the prior year, with net loss and net loss attributable to common stockholders down by 20 percent from the prior year. Toward the end of 2017, Arcadia extinguished a costly debt instrument, saving a total of $2 million in cash interest payments over the remaining term of the loan.

2018 Strategic Outlook

•

Executing branded ingredients strategy. In 2018, Arcadia will launch its commercialization plan to become a consumer-driven, branded food ingredient company providing value-added traits to the health and nutrition foods industries.

•

Building commercialization capabilities. Arcadia hired Sarah Reiter as chief commercial officer, with over 20 years of experience in agriculture, to help us migrate forward in the ag-food supply chain, expand our nutrition and health ingredients capabilities and strengthen commercial relationships with consumer food companies.

Arcadia Biosciences, Inc.

Financial Snapshot

(Unaudited)

($ in thousands)

	Three Months Ended December 31,			Years Ended December 31,
	2017	2016	% Favorable/	2017	2016	% Favorable/
			(Unfavorable)			(Unfavorable)
Total Revenues	1,428	540	165%	4,026	3,188	26%
Total Operating Expenses	4,428	6,011	26%	18,341	21,808	16%
Loss From Operations	(3,000)	(5,471)	45%	(14,315)	(18,620)	23%
Net Loss Attributable to Common Stockholders	(2,960)	(5,708)	48%	(15,707)	(19,624)	20%

Revenues

In the fourth quarter of 2017, revenues were $1.4 million, compared to revenues of $540,000 in the fourth quarter of 2016. For annual 2017, overall revenues increased to $4.0 million compared to $3.2 million during the same period of 2016. The quarter-over-quarter and annual results were primarily impacted by previously deferred upfront license fees recognized as several agreements were discontinued in the fourth quarter of 2017, as well as delays identified in the fourth quarter of 2016 to the estimated commercial launch dates within the portfolio of license agreements.

Operating Expenses

In the fourth quarter of 2017, operating expenses were $4.4 million, compared to $6.0 million in the fourth quarter of 2016. For annual 2017, operating expenses were $18.3 million, compared to $21.8 million during the same period in 2016. Annual research and development (R&D) spending decreased by $1.3 million in 2017 and general and administrative (SG&A) decreased by $1.6 million. Both expense categories had decreases driven primarily by lower salaries and benefits, mainly the result of workforce reductions made during the latter part of 2016. Cost of product revenues decreased by $612,000 as 2016 included a write-down of inventory and none was recorded in 2017.

Net Loss Attributable to Common Stockholders

Net loss attributable to common stockholders for the fourth quarter of 2017 was $3.0 million, or a loss of $1.39 per share, a 48 percent improvement from the $5.7 million loss in the fourth quarter of 2016. Net loss attributable to common stockholders for the year was $15.7 million, or a loss of $7.28 per share, a 20 percent improvement from the $19.6 million loss in 2016.

The net loss attributable to common stockholders in the fourth quarter of 2016 included interest expense on the term loan that was paid off in the third quarter of 2017. The annual loss for 2017 includes a non-recurring loss on extinguishment of debt in the amount of $900,000, as well as interest expense through the date of payoff.

Conference Call and Webcast

The company has scheduled a conference call for 4:30 p.m. Eastern (1:30 p.m. Pacific) to discuss fourth-quarter and annual results and key strategic achievements.

Interested participants can join the conference call using the following numbers:

U.S. Toll-Free Dial-In:	+1-844-243-4690
International Dial-In:	+1-225-283-0138
Passcode:	7664338

A live webcast of the conference call will be available on the “Investors” section of the Arcadia’s website at www.arcadiabio.com. Following completion of the call, a recorded replay will be available on the company’s investor website.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release and the accompanying conference call contain forward-looking statements about the company and its products, including statements relating to components of the company’s long-term financial success and ongoing plans; the company’s traits, commercial products, and collaborations; and the company’s ability to manage the regulatory processes for its traits and commercial products. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the company’s and its partners’ ability to develop commercial products incorporating its traits and to complete the regulatory review process for such products; the company’s compliance with laws and regulations that impact the company’s business, and changes to such laws and regulations; and the company’s future capital requirements and ability to satisfy its capital needs.  Further information regarding these and other factors that could affect the company’s financial results is included in filings the company makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 and additional information that will be set forth in its Form 10-K for the year ended December 31, 2017. These documents are or will be available on the SEC Filings section of the Investor Relations pages of the company’s website at www.arcadiabio.com. All information provided in this release and in the attachments is as of the date hereof, and Arcadia Biosciences, Inc. undertakes no duty to update this information.

About Arcadia Biosciences, Inc.

Based in Davis, Calif., Arcadia Biosciences (Nasdaq: RKDA) develops agricultural products that create added value for farmers, enhance human health and improve the environmental sustainability of agriculture. Arcadia’s nutrition traits and products are aimed at creating healthier ingredients and whole foods with lower production costs. Arcadia’s agronomic performance traits are aimed at making agricultural production more economically efficient and environmentally sound. For more information, visit www.arcadiabio.com.

Arcadia Biosciences, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	As of December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$9,125	$2,013
Short-term investments	3,898	48,547
Accounts receivable	1,231	349
Unbilled revenue	4	184
Inventories — current	229	252
Prepaid expenses and other current assets	560	877
Total current assets	15,047	52,222
Property and equipment, net	299	508
Inventories — noncurrent	1,168	1,327
Long-term investments	—	2,498
Other noncurrent assets	56	19
Total assets	$16,570	$56,574
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$2,496	$2,359
Amounts due to related parties	29	30
Unearned revenue — current	1,000	740
Total current liabilities	3,525	3,129
Notes payable	—	25,127
Unearned revenue — noncurrent	2,038	3,120
Other noncurrent liabilities	3,000	3,000
Total liabilities	8,563	34,376
Stockholders’ equity:
Common stock, $0.001 par value—150,000,000 and 400,000,000 shares authorized as of December 31, 2017 and December 31, 2016; 2,134,154 and 2,224,384 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively.	42	44
Additional paid-in capital	175,223	173,723
Accumulated deficit	(167,257)	(151,550)
Accumulated other comprehensive loss	(1)	(19)
Total stockholders’ equity	8,007	22,198
Total liabilities and stockholders’ equity	$16,570	$56,574

Arcadia Biosciences, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Year Ended December 31,
	2017	2016
Revenues:
Product	$514	$669
License	1,470	144
Contract research and government grants	2,042	2,375
Total revenues	4,026	3,188
Operating expenses:
Cost of product revenues	283	895
Research and development	7,407	8,663
Selling, general and administrative	10,651	12,250
Total operating expenses	18,341	21,808
Loss from operations	(14,315)	(18,620)
Interest expense	(747)	(1,319)
Other income, net	281	340
Loss on extinguishment of debt	(900)	—
Net loss before income taxes	(15,681)	(19,599)
Income tax provision	(26)	(25)
Net loss attributable to common stockholders	$(15,707)	$(19,624)
Net loss per share attributable to common stockholders:
Basic and diluted	$(7.28)	$(8.85)
Weighted-average number of shares used in per share calculations:
Basic and diluted	2,156,201	2,218,341
Other comprehensive income, net of tax
Unrealized gains on available-for-sale securities	18	96
Other comprehensive income	18	96
Comprehensive loss attributable to common stockholders	$(15,689)	$(19,528)

Arcadia Biosciences, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Year Ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(15,707)	$(19,624)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	279	304
(Gain) Loss on disposal of equipment	(1)	4
Net amortization of investment premium and discount	(89)	140
Loss on sale of investments	2	—
Stock-based compensation	1,474	1,059
Accretion of debt discount	98	198
Loss on extinguishment of debt	900	—
Changes in operating assets and liabilities:
Accounts receivable	(882)	357
Unbilled revenue	179	(102)
Inventories	183	582
Prepaid expenses and other current assets	324	(185)
Other noncurrent assets	11	5
Accounts payable and accrued expenses	87	(19)
Amounts due to related parties	(1)	11
Unearned revenue	(822)	215
Net cash used in operating activities	(13,965)	(17,055)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	4	—
Purchases of property and equipment	(79)	(231)
Purchases of investments	(19,405)	(41,385)
Proceeds from sales and maturities of investments	66,658	36,315
Net cash provided by (used in) investing activities	47,178	(5,301)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of debt issuance costs	—	(46)
Payments of debt extinguishment costs	(1,125)	—
Payments on notes payable	(25,000)	—
Proceeds from exercise of stock options and purchases through ESPP	24	442
Net cash (used in) provided by financing activities	(26,101)	396
Net increase (decrease) in cash and cash equivalents	7,112	(21,960)
Cash and cash equivalents — beginning of period	2,013	23,973
Cash and cash equivalents — end of period	$9,125	$2,013
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$746	$1,033
Cash paid for income taxes	$2	$29
NONCASH INVESTING AND FINANCING ACTIVITIES:
Exchange of membership interest in unconsolidated entity for common stock	$2	$—
Proceeds from sale of fixed assets included in prepaid expenses and other current assets	$7	$—
Deferred financing costs in accounts payable and accrued expenses	$50	$—

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